Exhibit 99.2

NewsRelease		(Williams Logo)
NYSE: WMB
Date:	Feb. 26, 2009

Williams Prices Private Debt Issuance

TULSA, Okla. – Williams (NYSE: WMB) announced that it has priced a $600 million offering of senior notes due 2020. The notes, which were offered to certain institutional investors, are scheduled to be delivered on March 5.   They were priced with an 8.75 percent coupon and at 99.159 percent to par, with a yield to investors of 8.875 percent.

Williams intends to use the net proceeds from the offering for general corporate purposes, including enhancing the company’s liquidity position and the funding of capital expenditures.

The notes to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

About Williams (NYSE: WMB)
Williams, through its subsidiaries, finds, produces, gathers, processes and transports natural gas.  Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, and Eastern Seaboard. More information is available at http://www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

Contact:	Jeff Pounds
Williams (media relations)
(918) 573-3332
Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.